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                                                                     EXHIBIT 6.2

                         EXECUTIVE EMPLOYMENT AGREEMENT


                  AGREEMENT made this 3rd day of September, 1996, between PPHP SERVICE CORP., a Pennsylvania corporation ("Employer") and RICHARD A. FELICE ("Executive").

                  The parties hereto, intending to be legally bound hereby, agree upon the following terms of employment of Executive by Employer:

                  1. Employment and Term. Employer hereby employs Executive and Executive hereby accepts employment for a term commencing September 3, 1996 and ending September 2, 1997 (the "Initial Term"); subject to extension as provided herein. (September 2, 1997, or the last day of any extended term as provided herein is hereinafter called the "Termination Date.") This Agreement shall automatically be extended for additional periods of one year ("Renewal Term"), unless notification is given by one party to the other to the contrary by providing written notice at least sixty (60) days prior to the Termination Date in accordance with the procedures outlined in Section 12 regarding notice.

                  2. Duties. Employer is an affiliate of Pennsylvania Physician Healthcare Plan, Inc. ("PPHP"). Executive shall perform the duties of Chief Executive Officer for such managed care affiliates of PPHP as Employer shall designate from time to time and such additional executive duties for Employer and its affiliates as may be requested of Executive by Employer. Executive's place of employment shall be at the principal offices of Employer, now Harrisburg, Pennsylvania. Executive shall accept and perform the duties of such offices and directorships of Employer and its affiliates to which Executive may from time to time be elected or appointed.

                  3. Extent of Services. Executive shall devote his full time and best efforts to the performance of his duties hereunder. He shall not engage in any business or perform any services in any capacity whatsoever other than for Employer and its affiliates.

                  4. Compensation.

                           a. Salary. For all duties to be performed by
Executive in any capacity hereunder, Executive shall receive an annual salary of Two Hundred Thousand Dollars ($200,000) per year ("Annual Salary") payable in installments twice per month, in accordance with Employer's regular practice for executive employees. Upon renewal of this contract in accordance with Section 1 hereof, Executive's annual salary for such renewal term shall not be less than the Annual Salary. A performance review and


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review of Executive's Annual Salary will be performed annually and shared with
Executive.

                           b. Vacation. Executive shall be entitled to four (4)
weeks paid vacation during each full year that this Agreement is in force. Up to two weeks per contract year of such vacation may be cumulative but the time or times during which it is taken shall first be approved by Employer.

                           c. Fringe Benefits. Executive shall be entitled to
receive (i) the insurance and pension benefits provided pursuant to the provision of plans as established and revised by Employer from time to time and generally made available to executives of Employer (it being understood that the development of these plans for approval by Employer will be part of Executive's responsibility as Chief Executive Officer); (ii) Executive may elect to continue his current coverage for health care benefits through his former employer, Doctors Health Plan, and, upon presentation of invoices, Employer will reimburse Executive for the premiums therefor (The premium for such coverage is $448.80 effective to January 1, 1997.); (iii) an automobile expense allowance of $500 per month; and (iv) all other fringe benefits made available to salaried employees generally from time to time by Employer.

                           d. Bonus. Executive shall be eligible for an annual
bonus of up to fifteen percent (15%) of Annual Salary, based on mutually agreed performance criteria to be established within ninety (90) days of the commencement of the term of this Agreement. The bonus in connection with the Initial Term shall be guaranteed at fifteen percent (15%) of Annual Salary, and shall be paid in full by Employer to Executive within ten (10) days of the commencement of the Initial Term. Subsequent to the first Renewal Term, the bonus shall be paid to Executive within forty-five (45) days after each anniversary date of this Agreement. If Executive's employment terminates for Good and Sufficient Cause, Executive shall forfeit all rights to the bonus described in this Section 4d. A review of Executive's bonus and bonus criteria will be performed annually and shared with Executive.

                           e. Signing Bonus. Executive shall be paid a signing
bonus of Five Thousand Dollars ($5,000) within ten (10) days of the execution of this Agreement by Executive.

                           f. Expenses. It is understood that Executive will
from time to time incur reasonable expenses in conjunction with his employment. Employer will reimburse him for any such expenses (including automobile expenses of $.16 per mile) in accordance with Employer's regular practice for reimbursement of its executive employees. Employer shall reimburse Executive, for the term of this Agreement, for annual membership expense in connection with a corporate expense credit card for the convenience of Executive in

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connection with this section.  In addition, Employer shall reimburse Executive for the following expenses:

                                    (1) reasonable expenses for Executive and
his wife for the trip to Harrisburg on August 9, 1996 from Durham, North Carolina for the purpose of, among other things, meeting other Employees of Employer and reviewing the local housing market;

                                    (2) reasonable expenses for two (2) round
trips to Harrisburg, Pennsylvania from Durham, North Carolina, for Executive and his spouse for the purpose of identifying permanent housing opportunities;

                                    (3) temporary living expenses in the amount
of $1,000 per month for the first three (3) months of the term of this Agreement, and reasonable expenses for up to four (4) round-trips between Harrisburg and Durham, North Carolina during such three month period, upon presentment of appropriate receipts;

                                    (4) reasonable expenses of relocation of
Executive's belongings from Durham, North Carolina to Harrisburg, up to $12,000, upon presentation of appropriate receipts and proof of receipt of at least two
(2) competitive bids for incurrence of expenses in connection with this Section 4F(4);

                                    (5) payment of the application fee, points
and 1% Pennsylvania real estate transfer tax, upon presentment of appropriate documentation, in connection with the purchase of a permanent residence in Harrisburg, Pennsylvania or its immediate vicinity;

                                    (6) payment of reasonable realtor fees, upon
presentment of appropriate documentation, in connection with the sale of Executive's current residence in Durham, North Carolina;

                                    (7) use of a cellular phone, with
specifications and in an amount mutually agreed between Executive and Employer;

                  5. Termination.

                           a. Notwithstanding any other provisions hereof, this
Agreement shall be terminated immediately upon the death or Disability of Executive or Executive's discharge by Employer upon Good and Sufficient Cause. In such event, Employee shall not be entitled to any payment or benefit hereunder or any other compensation other than the portion of the applicable Annual Salary accrued to the date of termination. Termination of employment under this Section 5, or otherwise, shall not diminish the obligations of Executive pursuant to Sections 6 and 7 hereof, except as otherwise provided herein.


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                           b. "Disability" shall mean inability of Executive due
to illness or accident to perform the duties required to be performed by him pursuant hereto for a continuing period in excess of ninety (90) days.

                           c. "Good and Sufficient Cause" shall include but not
be limited to:

                                    (1) any misconduct or dishonesty detrimental
to the best interests of Employer or any of its affiliates;

                                    (2) willful disloyalty to Employer or any of
its affiliates;

                                    (3) conviction of a felony;

                                    (4) violation of any of the provisions of
Sections 3 and 6 hereunder.

                           d. If Employer terminates the Agreement prior to the
end of the Initial Term or any Renewal Term, except for Good and Sufficient Cause, or if Employer provides notice, pursuant to Section 1 hereof, of its election not to enter into any of the Renewal Terms commencing September 3, 1997, September 3, 1998, September 3, 1999 or September 3, 2000, then Employer shall pay Executive, as Executive's sole remedy and in full satisfaction of any and all payments or damages due under any agreement, $200,000. Such payment shall be made in installments over one (1) year in accordance with Employer's regular payroll schedule. In the event any restructuring as set forth in subparagraph (e) hereof occurs, Restructured Corporation (as defined in such subparagraph) shall be bound by the provisions of this Section 5d.

                           e. Change in Corporate Management.

                                    (1) In the event Employer shall be re-
structured (herein "Restructured Corporation") by (i) merger or consolidation with any "Other Entity," or by (ii) transfer of all or substantially all of its assets to any Other Entity so that Executive is no longer Chief Executive Officer by reason of Executive's not being offered to continue in such position by such Restructured Corporation, or if so offered, Employee does not accept such position, Executive shall have the right to terminate this Agreement within thirty (30) days of the effective date of such restructuring and Corporation shall then become obligated to pay Executive $200,000 as severance in addition to the severance payable to Employee pursuant to Section 5d hereof; provided, however, that such payments shall be reduced to the extent required so that such payments shall not be a parachute payment within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or successor

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provisions of similar import, such determination to be made by the principal independent accounting firm then servicing Corporation. Such payments shall be payable in installments over one (1) year in accordance with Employer's regular payroll schedule.

                                    (2) For purposes of this section, "Other
Entity" shall mean an entity of which 80% or more of the combined voting power of its outstanding voting securities entitled to vote generally in the election of directors is held by persons who were not stockholders of Corporation immediately prior to such event.

                  Anything to the contrary notwithstanding, this Section shall not apply in the event Employer or any of its affiliates acquires by merger, consolidation, purchase of assets or otherwise the licenses and business of Doctors Health Plan, a health maintenance organization licensed to do business in, among other jurisdictions, North Carolina, which is a wholly-owned subsidiary of Coastal Physicians Group and which was Executive's former Employer. In the event of such merger, consolidation, purchase of assets or otherwise, the parties will negotiate in good faith, Executive's compensation hereunder to reflect Executive's additional responsibilities and costs, if any, in connection therewith.

                  6. Disclosure of Information. Executive will not, during the term of this Agreement or during the period of non-competition defined in
Section 7 hereof or during the period in which Executive is receiving payments under Sections 5d and/or 5e hereof, whichever is longer, without written authorization of Employer, disclose to, or make use of for himself or for any person, corporation, or other entity, any trade secret or other confidential or proprietary information concerning the business, clients, methods, operations, financing or services of Employer or its affiliates. Trade secrets and confidential information shall mean information disclosed to Executive or known by him as a consequence of his employment by Employer, whether or not pursuant to this Agreement, and not generally known in the industry.

                  7. Covenant Not to Compete.

                           a. Executive agrees that he will not, for a period of
one year after the termination of his employment, regardless of the cause of termination, within the Employer Territory, as defined below, engage in any business or perform any service, directly or indirectly, in competition with or proposed to be in competition with the Business of Employer, or have any interest, whether as proprietor, partner, employee, principal, agent, consultant, director, officer or in any other similar capacity or manner whatsoever, in any enterprise which shall so engage or is proposing to so engage. "Employer Territory" shall mean any Pennsylvania county or county of other state in which, at the time of the termination of Executive's employment, the Employer or its

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affiliates is doing business or is licensed or has a license application pending with an agency of the Commonwealth of Pennsylvania or other state.

                           b. In furtherance of the foregoing, and not in
limitation thereof, Executive shall not, during the period of non-competition and within the geographical area herein set forth, directly or indirectly:

                                    (1) solicit or service in any way, on behalf
of himself or on behalf of or in conjunction with others, any client or customer, or prospective client or customer, which has been solicited or serviced by Employer or any affiliate of Employer within one year prior to the termination of his employment; or

                                    (2) solicit for employment, employ or engage
as an independent contractor, any person who was employed by Employer at the date of termination of employment of Executive, or induce any such person to leave the employ of Employer.

                           c. If Executive violates this restrictive covenant
and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in subparagraph A hereof, computed from the date such relief is granted but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the covenant by Executive.

                           d. If any court shall determine that the duration or
geographical limits of any restriction contained in this paragraph are unenforceable, it is the intention of the parties that the restrictive covenant set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this paragraph in the jurisdiction of the court which has made such adjudication. The covenants on the part of Executive in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

                  8. Remedies of Employer. As an executive of Employer, Executive may have access to customer lists, trade secrets and other confidential information of Employer. Moreover, his continued employment will be instrumental to the continuity and development of Employer's business. Executive, therefore, acknowledges that the restrictions contained in Sections 6 and 7 of

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this Agreement are a reasonable and necessary protection of the legitimate interests of Employer, that any violation of them would cause substantial injury to Employer, and that Employer would not have entered into this Agreement with Executive without receiving the additional consideration of Executive's binding himself to said restrictions. In the event of any actual or threatened violation of the said restrictions, Employer shall be entitled, in addition to any other remedy, to preliminary and permanent injunctive relief.

                  9. Surrender of Books and Records. Executive acknowledges that all lists, books, records, literature, products and any other materials owned by Employer or its affiliates or used by them in connection with the conduct of their business, shall at all times remain the property of Employer and its affiliates and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Executive will surrender to Employer and its affiliates all such lists, books, records, literature, products and other materials.

                  10. Business of Employer. "Business of Employer" referred to in this Agreement shall mean all business of Employer and its affiliates, whether presently conducted or hereafter engaged in by Employer or any affiliate at any time during the term of this Agreement.

                  11. Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                  12. Notice. All notices required to be given under the terms of this Agreement shall be in writing, shall be effective upon receipt (except that if delivery of certified mail is refused, delivery shall be deemed made five (5) days after the date of mailing), and shall be delivered to the addressee in person or mailed by certified mail, return receipt requested:

                           If to Employer, addressed to the Chairman of the
Board, at the principal office of Employer with a copy to Pelino & Lentz, P.C., One Liberty Place, 32nd Floor, 1650 Market Street, Philadelphia, Pennsylvania 19103-7393, Attention: Cristina G. Cavalieri, Esquire,; and if to Executive, addressed to his last known address on the records of Employer; or to such other address as a party shall have designated by notice given in accordance with this paragraph.

                  13. Representations of Executive. Executive represents covenants and warrants to Employer that as of the date hereof and during the term of this Agreement:

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                           a. Neither the execution and delivery of this
Agreement nor the performance by Executive of his obligations under this Agreement will constitute a default under any term or provision, including any covenant-not-to-compete, of any agreement to which Executive is a party, nor any statute, administrative interpretation, regulation or decision of any court, administrative agency or tribunal to which Executive is subject.

                           b. Executive has retained and has the benefit of
counsel of Peggy Lozon Crook, Esquire, as his attorney, who has fully explained to Executive the provisions of this Agreement. Executive acknowledges that he has received independent legal advice from such counsel of his own selection and has been fully informed as to his legal rights and obligations under this Agreement.

                  14. Benefit. This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of Employer and the heirs and personal representatives of Executive.

                  15. Waiver. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

                  16. Governing Law. This Agreement has been negotiated and executed in the Commonwealth of Pennsylvania and the law of that state shall govern its construction and validity. Any legal actions concerning this Agreement shall be brought in the Court of Common Pleas of Dauphin County, Pennsylvania or the United States District Court for the Middle District of Pennsylvania; the parties submit to the jurisdiction of such courts and waive any right they may have to transfer or change the venue of any litigation brought therein by either of them.

                  17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

                  18. Definition of Affiliates. For purposes of this Agreement, "affiliate" shall mean any entity controlling, controlled by, or under common control with Employer.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date and year first above written.

                            PPHP SERVICE CORP.
                                                                      "Employer"


                            By: /S/ Gary C. Brown
                                -----------------------------------------------
                                President



                            By: /S/ Richard A. Felice
                                -----------------------------------------------
                                                                     "Executive"

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